UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(4) and 0-11.

On June 19, 2026, XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (“XFLT”) and XAI CLO & Income Opportunities Fund (“OCTIX”) (together, the “Funds”) issued a press release in connection with each Fund’s special meeting of shareholders to be held on July 30, 2026 (the “Special Meeting”). A copy of the press release is set forth below:

XAI Floating Rate & Alternative Income Trust and XAI CLO & Income Opportunities Fund to Host Webinar Covering Important Fund Updates

June 19, 2026, Chicago - XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (“XFLT”) and XAI CLO & Income Opportunities Fund (“OCTIX”) (together, the “Funds”) today announced that they will host a webinar on June 30, 2026, at 11:00 a.m. Eastern Time.

Kimberly Flynn, President at XA Investments (“XAI”) and Kevin Davis, Managing Director at XAI, will review proposed changes to the Funds and the potential benefits to shareholders. Young Choi, Partner and Portfolio Manager, will introduce King Street Capital Management (“King Street”) and Rockford Tower Asset Management (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street and the Funds’ proposed sub-adviser.

The Boards of Trustees of each of XFLT and OCTIX unanimously approved the King Street Sub-Advisory Agreement. They believe entering into the King Street Sub-Advisory Agreements is in the best interests of each Fund and its shareholders and recommends that shareholders vote FOR approval of the King Street Sub-Advisory Agreements.

TO JOIN VIA WEB: Please go to the Knowledge Bank section of www.xainvestments.com or click here for the online registration link.

TO USE YOUR TELEPHONE: After joining via web, if you prefer to use your phone for audio, you must select that option and call in using a number below, based on your current location.

Dial: (312) 626 6799 or (646) 558 8656 or (267) 831 0333 or (720) 928 9299 or (213) 338 8477

Webinar ID: 891 1734 7607

REPLAY: A replay of the webinar will be available in the Knowledge Bank section of xainvestments.com.

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Shareholders of record as of the record date for the Funds’ special meetings are expected to receive a proxy statement, notice of special meeting of shareholders, and proxy card, containing detailed information regarding the King Street Sub-Adviser and the King Street Sub-Advisory Agreement. Trust shareholders are encouraged to read the proxy statement and accompanying materials carefully when they receive them. When filed with the SEC, the proxy statement will be available free of charge at the SEC’s website, www.sec.gov. This report is not a solicitation of any proxy.

Each of XFLT and OCTIX, XA Investments and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the matter described above. Information about the trustees and officers of the Funds may be found in each Fund’s annual report to shareholders and/or annual proxy statement previously filed with the SEC. To the extent holdings of securities by potential participants has changed since the information reflected in a Fund’s annual report to shareholders and/or annual proxy statement previously filed with the SEC, such information has been or will be reflected on the Statements of Change in Ownership of the Trust on Forms 3 and 4 filed with the SEC. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders, including a description of their direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement when it is filed with the SEC. Free copies of the proxy statement, when filed, may be obtained from the SEC’s website at https://www.sec.gov.

About the Funds

XFLT is a listed closed-end fund, and its common shares are traded on the New York Stock Exchange. The investment objective of XFLT is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. For more information, please visit www.xainvestments.com/xflt.

OCTIX is a continuously offered closed-end interval fund. The investment objective of OCTIX is to provide high income and total return. For more information, please visit www.xainvestments.com/octix.

There can be no assurance that the Funds will achieve their investment objectives.

About XA Investments

XA Investments LLC (“XAI”) is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund, respectively the XAI Floating Rate & Alternative Income Trust, the XAI Equity Premium Income Fund, and the XAI CLO & Income Opportunities Fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About XMS Capital Partners

XMS Capital Partners, LLC, established in 2006, is a global, independent, financial services firm providing M&A, corporate advisory and asset management services to clients. It has offices in Chicago, Boston and London. For more information, please visit www.xmscapital.com.

About King Street

King Street is a leading global alternative asset manager founded in 1995 that manages assets across an institutional platform spanning multiple segments of the public and private markets. As of December 31, 2025, King Street and its affiliates manage $30.0 billion in assets under management. King Street manages 20 U.S. CLOs and nine European CLOs, which total $12 billion in assets. The firm combines rigorous research, tactical trading, and flexible deployment to create differentiated and opportunistic investment solutions and outcomes. For more information, please visit www.kingstreet.com.

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XAI does not provide tax advice; please consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Funds carefully before investing. For more information on the Funds, please visit the Funds webpages at www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

Paralel Distributors, LLC - Distributor

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Media Contact:

Kimberly Flynn, President
XA Investments LLC
Phone: 312-374-6931

Email: kflynn@xainvestments.com

www.xainvestments.com